As filed with the Securities and Exchange Commission on February 9, 2017

Registration No. 333-184360

Registration No. 333-194740

Registration No. 333-194741

Registration No. 333-206118

Registration No. 333-214533

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-184360

FORM S-8 REGISTRATION STATEMENT NO. 333-194740

FORM S-8 REGISTRATION STATEMENT NO. 333-194741

FORM S-8 REGISTRATION STATEMENT NO. 333-206118

FORM S-8 REGISTRATION STATEMENT NO. 333-214533

LifeLock, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation or organization)

56-2508977

(I.R.S. Employer Identification No.)

60 East Rio Salado Parkway

Suite 400

Tempe, Arizona 85281

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

LifeLock, Inc. Amended and Restated 2006 Incentive Compensation Plan

LifeLock, Inc. 2012 Incentive Compensation Plan

LifeLock, Inc. 2012 Employee Stock Purchase Plan

Lemon, Inc. 2008 Equity Incentive Plan

(Full title of the plans)

Sharon Segev

Executive Vice President, General Counsel and Secretary

LifeLock, Inc.

60 East Rio Salado Parkway

Suite 400

Tempe, Arizona 85281

(480) 682-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Katharine A. Martin, Esq.

Bradley L. Finkelstein, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements of LifeLock, Inc., a Delaware Corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) previously filed by the Company with the U.S. Securities and Exchange Commission (“SEC”):

•	Registration Statement No. 333-184360, originally filed with the SEC on October 10, 2012, registering 16,662,506 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) under the LifeLock, Inc. Amended and Restated 2006 Incentive Compensation Plan, registering 4,200,000 shares of Common Stock under the LifeLock, Inc. 2012 Incentive Compensation Plan (the “2012 Plan”) and registering 2,000,000 shares of Common Stock under the LifeLock, Inc. 2012 Employee Stock Purchase Plan (the “2012 ESPP”);

•	Registration Statement No. 333-194740, originally filed with the SEC on March 21, 2014, registering 8,010,139 shares of Common Stock under the 2012 Plan and registering 1,780,031 shares of Common Stock under the 2012 ESPP;

•	Registration Statement No. 333-194741, originally filed with the SEC on March 21, 2014, registering 104,516 shares of Common Stock under the Lemon, Inc. 2008 Equity Incentive Plan;

•	Registration Statement No. 333-206118, originally filed with the SEC on August 5, 2015, registering 4,227,513 shares of Common Stock under the 2012 Plan and registering 939,447 shares of Common Stock under the 2012 ESPP; and

•	Registration Statement No. 333-214533, originally filed with the SEC on November 9, 2016, registering 4,312,451 shares of Common Stock under the 2012 Plan and registering 958,322 shares of Common Stock under the 2012 ESPP.

On February 9, 2017, pursuant to an Agreement and Plan of Merger, dated as of November 20, 2016 (the “Merger Agreement”), by and among the Company, Symantec Corporation, a Delaware corporation (“Symantec”), and L1116 Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Symantec (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Symantec.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered that remain unsold as of the date hereof under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of each Registration Statement.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on February 9, 2017.

LIFELOCK, INC.

By:	/s/ Scott C. Taylor
Scott C. Taylor
President